Exhibit 10.13
AGREEMENT

Between

SUSPECT DETECTION SYSTEMS, INC.

And

YOAV KRILL

THIS AGREEMENT is made and entered into as of this 13 day of January, 2010 by and between Suspect Detection Systems, Inc., a Delaware corporation having an office located at 4 Nafcha Street, Jerusalem, Israel 95508 (the "Company"), and Yoav Krill, an individual having an office located at 150 West 56th Street, Apartment 4005, New York, New York 10019 ("Mr. Krill").

W I T N E S S E T H:

WHEREAS, the Company desires to engage the services of Mr. Krill as the Chairman of the Board of Directors of the Company and Mr. Krill t desires to accept such engagement subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

1. Position. Subject to the provisions of this Agreement, the Company hereby appoints Mr. Krill as the Chairman of the Board of Directors of the Company and Mr. Krill hereby accepts such appointment on the terms and conditions hereinafter set forth.

2. Duties. Mr. Krill shall take such actions and fulfill such duties as are required for him to serve as the Chairman of the Board of Directors of the Company. Mr. Krill agrees to perform such services conscientiously and to the best of his abilities and to use his best efforts to promote the general welfare and interests of the Company.

3. Standard of Care. The standard of care owed by Mr. Krill to the Company shall only be to refrain from engaging in gross neglect, negligent or reckless conduct or intentional misconduct. In discharging his duties, Mr. Krill shall be fully protected in relying in good faith upon the records required to be maintained by the Company and upon such information, opinions, reports or statements by the Company or its agents, or by any other person, as to matters Mr. Krill reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, and profits or losses of the Company.

4. Term. The term of this Agreement shall commence as of the date set forth above and shall continue until either party provides the other with no less than ninety (90) days prior written notice that such party desires to terminate the Agreement. Notwithstanding the foregoing and in addition to such rights of termination as are otherwise set forth in this Agreement, the Company shall have the additional right to terminate this Agreement for cause in the event of a material breach by Mr. Krill in the performance of his duties hereunder, as provided in Paragraphs 5 and 6, below.

5. Events of Default and Remedies. The repeated failure, refusal or neglect of Mr. Krill, other than by reason of disability, to report or to render his services when and as required hereunder, or to perform any covenant or condition of this Agreement on his part to be kept or performed, shall be an event of material default hereunder and the Company may terminate this Agreement if any such event of material default shall occur and continue during the term hereof, as provided in Paragraph 6, below.

6. Termination. In addition to such rights of termination as are otherwise set forth in this Agreement, the Company shall have the additional right to terminate this Agreement for cause in the event of Mr. Kill's material breach in the performance of his duties hereunder.

6.1. If Mr. Krill engages in activities or conduct which the Company contends is a material breach of Mr. Krill's obligations under this Agreement, the Company shall deliver a notice in writing to Mr. Krill to terminate such activities or conduct. If Mr. Krill fails to take affirmative steps to cure or terminate the complained of activities or conduct on or before the expiration of ten (10) days following receipt of said notice, then Mr. Krill shall be deemed in material breach hereunder. In that event, the Company shall have the right to immediately thereafter terminate this Agreement. The provisions for notice of default and time to cure prior to termination shall not apply in the case of any cause incapable of being cured, in which event the Company may terminate this Agreement immediately and without prior notice. The right of termination contained in this Paragraph 6.1 shall not preclude the Company from exercising any other right it may have either pursuant to the other terms of this Agreement or by law.

7. Compensation. In consideration of the services to be performed under this Agreement, Mr. Krill shall receive an annual Director's Fee in the amount of $25,000 per annum for the first twelve (12) month period during which this Agreement remains in force and effect, Prior to November 30, 2010 and to each and every November 30 thereafter, the Company and Mr. Krill shall agree, in a writing signed by the Company and Mr. Krill, on the amount of Mr. Krill's annual Director's Fee, which amount shall not be less than $25,000 per annum and shall be increased, proportionately, with any increase in the Company's paid in capital, sales revenues or net profits during the immediately prior calendar year. Mr. Krill's annual Director's Fee shall be paid by the Company by company or bank check or by wire transfer to a bank account designated by Mr. Krill on or before the end of each and every calendar year during the term of this Agreement. Mr. Krill shall be responsible for payment of any personal income taxes due or that may become due as a result of his compensation under this Agreement.

8 Options. The Company hereby grants to Mr. Krill 1,500,000 options of common stock of the Company, exercisable at $0.15 per share, from the stock option plan adopted by the Company. Of the said amount, 250,000 options shall vest simultaneously with the execution and delivery of this Agreement, and the balance shall vest each calendar quarter during the immediately subsequent three years (i.e., 104,166 options each calendar quarter), commencing on March 31, 2010. The said options shall terminate forty-eight (48) months from the date when the said options vest. Notwithstanding anything contained herein to the contrary and except as provided for in Paragraph 10, below, if this Agreement is terminated, any options not previously vested shall become null and void. The options and the shares of stock issuable upon exercise thereof are personal to Mr. Krill and shall be subject to the restrictions of applicable Federal and state securities laws.

9. Business Expenses. The Company shall reimburse Mr. Krill for all reasonable and necessary business expenses incurred by him in connection with the performance of his duties under this Agreement, including reasonable travel and accommodation expenses during travel required in connection with the performance of his duties hereunder.

10. Directors' and Officers' Liability Insurance. The Company shall obtain and shall keep in full force directors' and officers' insurance covering Mr. Krill's services as the Chairman of the Board of Directors of the Company, which insurance shall provide coverage to the fullest extent permitted by applicable law. Any failure by the Company to obtain or to keep in force such insurance shall be deemed a material breach by the Company of this Agreement and shall automatically terminate this Agreement as of the date when such insurance does not exist, except that Mr. Krill shall thereafter have the right to receive and to exercise all options granted or to be granted to him pursuant to Paragraph 8, above, up to a maximum of 1,500,00o options.

11. No Breaches. Mr. Krill represents that his execution of this Agreement and the performance of his duties required hereunder will not be a breach of any other agreement to which he is a party.

12. Entire Agreement. This Agreement constitutes the entire understanding between the Company and Mr. Krill with respect to the subject matter hereof. Neither the Company nor Mr. Krill shall be bound in any manner by any promises, statements, representations or information made, given or furnished by any person representing or purporting to represent the Company or Mr. Krill except to the extent that such promises, statements, representations or information are expressly set forth in this Agreement.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, and assigns of the parties.

14. Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above. Such addresses and telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within New York.

16. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and Mr. Krill.

17. Headings. The headings of the various paragraphs of this Agreement are inserted for convenience of reference only and are under no circumstances to be a part of, or construed as a part of, this Employment Agreement.

18. Execution in Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

SUSPECT DETECTION SYSTEMS, INC.

By:	/s/ Asher Zwebner

Name: Asher Zwebner
Title: Chief Executive Officer

/s/ YOAV KRILL
YOAV KRILL

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